Exhibit 10.20

AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT

This AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT (this “Fifth Amendment”) is entered into as of March 22, 2006, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”; and together with the Lenders, the “Lender Group”), BUCA, INC., a Minnesota corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Credit Agreement, dated as of November 15, 2004, (as amended, , restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Parent has informed the Lender Group (a) that it intends to restate its financial statements for the fiscal years 2000 through 2004 and for the first three fiscal quarters in the fiscal year 2005 (the “Superseded Financial Statements”) to correct for errors in the application of existing generally accepted accounting principles and for other reasons previously disclosed to the Lender Group, and (b) that the Superseded Financial Statements, and all other quarterly and monthly financial statements of Parent for periods ended prior to the last day of fiscal year 2005 heretofore delivered to the Lender Group (together with the Superseded Financial Statements, the “Pre-Restatement Financial Statements”), should no longer be relied upon;

WHEREAS, Parent has requested that the Lender Group waive any Events of Default that have occurred and are continuing under the Credit Agreement as a result of (a) Borrowers having failed to maintain a system of accounting that enables them to produce financial statements in accordance with GAAP as required by Section 5.1 of the Credit Agreement, or (b) the representations regarding the Pre-Restatement Financial Statements contained in Section 4.11 of the Credit Agreement being incorrect (the “Existing Events of Default”);

WHEREAS, Borrowers have requested that the Lender Group agree to certain amendments of the Credit Agreement and waive the Existing Events of Default, as set forth herein; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendment requested by Borrowers and waive the Existing Events of Default, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2.	Waiver. The Lender Group hereby agrees to waive, and hereby does waive, the Existing Events of Default, provided, however, such waiver shall continue to be effective only so long as (a) on or before April 7, 2006, Borrower shall (i) have delivered to the Lender Group restated financial statements covering not less than the periods covered by the Superseded Financial Statements (the “Restated Financial Statements”) and (ii) be in compliance with Section 5.1 of the Credit Agreement and (b) upon delivery of the Restated Financial Statements, the representations and warranties regarding the Pre-Restatement Financial Statements in Section 4.11 of the Credit Agreement being waived hereunder shall be true and correct with reference to the Restated Financial Statements.

3.	Amendments to Credit Agreement.

(a)	Section 2.3(d)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.

(b)	Section 2.4(b) of the Credit Agreement is hereby amended by inserting the following as a new clause (vi):

(vi) Except as otherwise specifically provided in clause (b)(iii) above, payments or prepayments of the principal of Advances shall be applied first to Advances that are Base Rate Loans (with such Advances being deemed repaid in the order in which made) to the full extent thereof before application to Advances that are LIBOR Rate Loans.

(c)	Section 2.6(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance (x) before the Revolver Increase Date, at a per annum rate equal to the Base Rate plus 2.50 percentage points and (y) on or after the Revolver Increase Date, at a per annum rate equal to the Base Rate or the LIBOR Rate, as the case may be, plus the Applicable Margin and (ii) if the relevant Obligation is the Term Loan A, at a per annum rate equal to the Base Rate plus 2.50 percentage points.

(d)	Section 2.6(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d) Payment. Except as provided to the contrary in Section 2.17(a), the Fee Letter or interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in the Fee Letter (when due and payable or as and when incurred, as the case may be), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loans and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and, subject to the provisions of Section 2.17 hereof, shall accrue interest at the rate then applicable to Advances hereunder that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and, subject to the provisions of Section 2.17 hereof, shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

(e)	Section 2.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.8 Crediting Payments; Clearance Charge. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. From and after the Closing Date, Agent shall be entitled to charge Borrowers for 2 Business Days of ‘clearance’ at the rate then applicable under Section 2.6 to Advances that are Base Rate Loans on all Collections that are received by Borrowers and their Subsidiaries (regardless of whether forwarded by the Cash Management Banks to Agent). This across-the-board 2 Business Day clearance charge on all Collections of Borrowers and their Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance charge being the equivalent of charging interest on such Collections through the completion of a period ending 2 Business Days after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8 shall be for the exclusive benefit of Agent.

(f)	The last paragraph of Section 2.12(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, subject to the provisions of Section 2.17 hereof, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(g)	Section 2 of the Credit Agreement is hereby amended by inserting the following as a new Section 2.17:

2.17	LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances made on or after the Revolver Increase Date be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which an Event of Default occurs, at the election of Agent, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Advances that are Base Rate Loans. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Advances that are Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.17 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.17(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Advances that are Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(h)	Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“3.4 Term. This Agreement shall continue in full force and effect for a term ending on November 15, 2009 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement (other than under Section 16.7) immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

(i)	Section 4.19 and Section 4.23 of the Credit Agreement are hereby amended by replacing each reference to the phrase, “Closing Date”, contained therein with the phrase, “Fifth Amendment Effective Date”.

(j)	Section 6.16(a)(i) of the Credit Agreement is hereby amended by deleting the 4th through 7th rows (the rows corresponding to the periods set forth below) of the table set forth therein and replacing such rows with the following:

Applicable Amount	Applicable Period
$5,800,000	the 12 month period ending December 25, 2005

$5,125,000	the 12 month period ending March 26, 2006

$5,670,000	the 12 month period ending June 25, 2006

$7,875,000	the 12 month period ending September 24, 2006

(k)	Section 6.16(a)(ii) of the Credit Agreement is hereby amended by deleting the 4th through 6th rows (the rows corresponding to the periods set forth below) of the table set forth therein and replacing such rows with the following:

Applicable Ratio	Applicable Period
0.79:1.0	the 12 month period ending December 25, 2005

0.55:1.0	the 12 month period ending March 26, 2006

0.78:1.0	the 12 month period ending June 25, 2006

(l)	Schedule 1.1 of the Credit Agreement is hereby amended by adding the following defined terms in alphabetical order or amending and restating the following definitions in their entirety, as the case may be:

“Applicable Margin” means, as of any date of determination (with respect to outstanding Advances on such date that are Base Rate Loans or LIBOR Rate Loans, as the case may be), the margins set forth in the following table that correspond to the most recent Leverage Ratio calculation delivered to Agent pursuant to Section 5.3 hereof (the

“Leverage Ratio Calculation”); provided, however, that (i) for the period from the Fifth Amendment Effective Date through the date Agent receives the Leverage Ratio Calculation in respect of the testing period ending March 26, 2006, the Applicable Margins shall be at “Level I”‘; and (ii) if Borrowers fail to provide Leverage Ratio Calculation when due, the Applicable Margins shall be at “Level I” as of the first day of the month following the date on which the Leverage Ratio Calculation was required to be delivered until the first day of the month following the date on which it is delivered, without constituting a waiver of any Default or Event of Default caused by the failure to timely deliver the Leverage Ratio Calculation, at which time the Applicable Margins shall be set at a margin based upon the Leverage Ratio Calculation as delivered.

Level	Leverage Ratio	Margin above Base Rate	Margin above LIBOR Rate
I	greater than 2.00:1.00	Base Rate plus 2.50 percentage points	LIBOR plus 5.0 percentage points
II	2.00:1.00 or less, but greater than 1.50:1.00	Base Rate plus 2.0 percentage points	LIBOR plus 4.25 percentage points
III	1.50:1.00 or less, but greater than 1.00:1.00	Base Rate plus 1.50 percentage points	LIBOR plus 3.50 percentage points
IV	1.00:1.00 or less	Base Rate plus 1.00 percentage points	LIBOR plus 2.75 percentage points

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of

(i) (A) the product of the EBITDA Multiplier on such date times TTM EBITDA for the most recently ended 12 consecutive monthly periods for which financial statements have been delivered pursuant to Section 5.3, minus (B) $20,000,000 less the Net Cash Proceeds of the Permitted CRIC Sale and Leaseback applied to prepay the principal amount of the Term Loans pursuant to Section 2.4(d), and

(ii) (A) (i) if before the Revolver Increase Date, 35% of the most recently determined Enterprise Value and (ii) if on or after the Revolver Increase Date, 45% of the most recently determined Enterprise Value, minus (B) $20,000,000 less the Net Cash Proceeds of the Permitted CRIC Sale and Leaseback applied to prepay the principal amount of the Term Loans pursuant to Section 2.4(d);

minus

(b) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or Minnesota except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of any margin applicable thereto).

“EBITDA” means, with respect to any fiscal period, in each case as determined in accordance with GAAP, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income for such period, plus:

(a) interest expense, income taxes, depreciation and amortization, and Restaurant Pre-Opening Expenses for such period;

(b) for the fourth fiscal quarter of fiscal year 2004 only: (i) lease termination charges in an aggregate amount not to exceed $759,000 related to the Charlotte, NC and Jenkintown, PA Restaurants, (ii) non-cash early termination of debt charges in an aggregate amount not to exceed $1,724,000 incurred in connection with transactions contemplated by the Agreement, (iii) charges related to acceleration of a consulting fee owed to the previous owner of the Vinny T’s of Boston Restaurants in an aggregate amount not to exceed $300,000, (iv) transition expenses associated with the hiring of executive officers in an aggregate amount not to exceed $300,000, (v) costs and expenses (including legal fees and disbursements) incurred in connection with the settlement of a sexual harassment claim in an aggregate amount not to exceed $182,000, and (vi) costs and expenses (including legal fees and disbursements) incurred in connection with the Class Action Lawsuit in an aggregate amount not to exceed $1,800,000;

(c) for the month of December in fiscal year 2004 only: (i) non-cash asset impairment charges in an aggregate amount not to exceed $22,200,000 (consisting of (A) $11,800,000 related to Vinny T’s of Boston Restaurants, (B) $135,000 related to obsolete CD and warehouse inventory, (C) $9,724,000 related to other Restaurants (Tampa, Kansas City-Plaza, Dallas-Park Lane, Wynnewood, Denver, Natick, Chicago-Clark Street, Des Moines and Houston-Buffalo Speedway), and (D) $541,000 related to new Restaurant sites (Lakewood, Southhills, Fresno, Rancho Mirage, Atlantic Station, Charlotte, Deerfield and Springfield)), (ii) compensation expenses associated with stock options issued to consultants in 2004 in an aggregate amount not to exceed $4,100, and (iii) non-cash deferred rent expense in an aggregate amount not to exceed $45,000;

(d) for fiscal year 2005 only: (i) non-cash asset impairment charges related to the Long Beach, CA Restaurant in an aggregate amount not to exceed $400,000, (ii) non-cash expenses that might be incurred in the event that the First Amendment or the Second Amendment triggers extinguishment accounting for the Borrowers in accordance with the proper application of GAAP, (iii) charges for amendment or waiver fees paid to any member of the Lender Group in connection with the First Amendment and for the payment or reimbursement of any costs or expenses incurred by any member of the Lender Group or the Borrowers in connection with the First Amendment (the “First Amendment Fees and Expenses”), (v) the prepayment premium associated with the prepayment of Term Loan B, and (iv) additional costs of D&O insurance above the original budgeted amount of $450,000 per year, in an amount not to exceed $62,500 per month (the “D&O Costs”);

(e) for the months of April 2005 through and including February 2006 only, fees, in an amount not to exceed $130,000 per month, paid to the holders of the common Stock of the Parent purchased under that certain Securities Purchase Agreement dated as of February 24, 2004 among the Parent and the investors named therein for each month that such holders are not permitted to sell that Stock pursuant to an effective registration statement (the “Common Stock Penalty”);

(f) for fiscal year 2005 through and including fiscal year 2006 only, legal fees and disbursements incurred in connection with any of the Investigations, charges relating to the reimbursement of witnesses in any of the Investigations, and fees and disbursements of forensic accountants retained by the Borrowers in connection with any of the Investigations, in an aggregate amount not to exceed $3,000,000 (the “Investigations Expenses”);

(g) for any fiscal year after fiscal year 2004 through and including fiscal year 2006, charges not to exceed $1,000,000 (inclusive of legal fees and disbursements)

in the aggregate for amounts, if any, in excess of the remaining reserve therefor paid during such period under the settlement of the Class Action Lawsuit;

(h) any non-cash asset impairments related to FASB 144 impairment analysis of assets (to the extent having been deducted in the calculation of net earnings (loss) for such period); provided that any reversal (or reimbursement) of charges set forth in the foregoing clauses (b) through (h) shall not be included in (and, as applicable, subtracted from) EBITDA;

(i) for the third fiscal quarter of fiscal year 2005 only, non-cash asset impairment charges in amount not to exceed $2,900,000 related to the sale and leaseback of the CRIC Sale and Leaseback Properties;

(j) for the fourth fiscal quarter of fiscal year 2005 and each fiscal year thereafter, any charges related to FIN 47 in amount not to exceed $359,857 for the fourth fiscal quarter of fiscal year 2005 and $210,000 for each fiscal year thereafter;

(k) for the fourth fiscal quarter of fiscal year 2005 only, lease termination charges in an aggregate amount not to exceed $699,000 related to the Omaha, West Des Moines and Cheektowaga Restaurants;

(l) for the fourth fiscal quarter of fiscal year 2005 only, charges for increases in worker’s compensation and general liability accruals in an aggregate amount not to exceed $179,000;

(m) for the fourth fiscal quarter of fiscal year 2005 only, charges for increases in gift card liability in an aggregate amount not to exceed $223,000; and

(n) for fiscal year 2006 and each fiscal year thereafter, any charges related to FASB 123;

“EBITDA Multiplier” means (a) as of any date of determination before June 25, 2006, an amount equal to 2.20, (b) as of any date of determination on or after June 25, 2006 but before January 1, 2007, an amount equal to 1.50 and (c) as of any date of determination on or after January 1, 2007, an amount equal to 1.00.

“Excess Cash Flow” means, as of any date of determination, the result of (i) EBITDA for the immediately preceding fiscal year, less (ii) the sum of (A) interest payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder, (B) all principal payments made in cash during such period on any Indebtedness of Borrowers or their Subsidiaries permitted hereunder (but, in the case of revolving loans, only to the extent that the revolving credit commitment with respect thereto is permanently reduced by the amount of such payments), (C) Capital Expenditures made in cash during such period, (D) payments of taxes made in cash during such period, (E) Restaurant Pre-Opening Expenses paid in cash during such period, (F) cash amounts paid during such period in respect of repurchases of the common Stock of the Parent in connection with the Parent’s Paisano Partner Program, (G) for any fiscal year after fiscal year 2004 through and including fiscal year 2006 only, amounts, not to exceed $2,800,000 (inclusive of legal fees and disbursements) in the aggregate, paid in cash during such period under the settlement of the Class Action Lawsuit, (H) for fiscal year 2005 through and including fiscal year 2006 only, amounts, not to exceed $3,000,000 in the aggregate, paid in cash during such period in respect of any Investigations Expenses, (I) in the case of fiscal year 2005 only, (x) amounts paid in cash during such period in respect of the First Amendment Fees and Expenses, (y) amounts, not to exceed $62,500 per month, paid in cash during such period in respect of the D&O Costs, and (z) the prepayment premium associated with the prepayment of Term Loan B, (J) for fiscal years 2005 and 2006 only, amounts, not to exceed $130,000 per month, paid in cash during the period from April 2005 through and including February 2006 in respect of the Common Stock Penalty, and (K) for the fourth fiscal quarter of fiscal year 2005 only, amounts, not to exceed $699,000 in the aggregate, paid in cash during such period in respect of lease terminations related to the Omaha, West Des Moines and Cheektowaga Restaurants.”

“Fifth Amendment” means that certain Amendment Number Five to Credit Agreement dated as of March 22, 2006 entered into by and among the Lenders, the Agent and the Borrowers.

“Fifth Amendment Effective Date” has the meaning ascribed to such term in the Fifth Amendment.

“Funding Losses” has the meaning specified therefor in Section 2.17(b)(ii).

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (D) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Leverage Ratio” means, as of any date of determination (a) the amount of Total Funded Debt as of such date, to (b) EBITDA for the 12 month period ended as of such date.

“Leverage Ratio Calculation” has the meaning specified therefore in the definition of “Applicable Margin”.

“LIBOR Deadline” has the meaning specified therefor in Section 2.17(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.17(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/100%) determined by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Maximum Revolver Amount” means (i) $15,000,000 before the Revolver Increase Date and (ii) $20,000,000 after the Revolver Increase Date, in each case as such amount may be reduced from time to time in accordance with Sections 2.1(d) or 2.4(d).

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Revolver Increase Date” means the first date on which the most recent TTM EBITDA calculation delivered to Agent is $8,000,000 or greater, it being understood that upon the occurrence of such Revolver Increase Date, the total amount of the Revolver Commitment listed on Schedule C-1 shall be, automatically and without further action on the part of any Borrower or member of the Lender Group, increased to $20,000,000 (with the Revolver Commitment of each Lender being proportionately increased in accordance with its Pro Rata Share of such total increase).

“Total Funded Debt” means, at any date, all Indebtedness of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, all Advances, the Term Loans and the amount of any Capitalized Lease Obligations.

(m)	Schedules 4.5, 4.19, 4.23, 5.3 and R-1 of the Credit Agreement are hereby deleted in their entirety and replaced with Schedules 4.5, 4.19, 4.23, 5.3 and R-1, respectively, attached hereto.

(n)	The Credit Agreement is hereby amended by adding Exhibit L-1 attached hereto thereto as Exhibit L-1.

4.	Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Fifth Amendment (the date of such effectiveness being herein called the “Fifth Amendment Effective Date”) and each and every provision hereof:

(a)	Agent shall have received this Fifth Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b)	Agent shall have received that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent (which fee letter amends, restates and replaces the “Fee Letter” under the Credit Agreement).

(c)	Borrowers shall have paid to Agent, for WFF’s sole and separate account, an amendment fee of $100,000 (the “Fifth Amendment Fee”), which Fifth Amendment Fee shall be fully earned (and non-refundable) and paid in full by charging such fee to Borrowers’ Loan Account on the Fifth Amendment Effective Date.

(d)	The representations and warranties herein and in the Credit Agreement, as amended hereby, and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date). For purposes of determining satisfaction of this condition, no representations or warranties shall be deemed to have been made under the Loan Documents regarding the Pre-Restatement Financial Statements.

(e)	No Default or Event of Default (other than the Existing Events of Default) shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein.

(f)	No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force as of the date hereof and the Fifth Amendment Effective Date by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

5.

Limitation. Except as expressly amended, modified or waived under Section 2 and Section 3 above, all of the representations, warranties, terms, covenants and conditions under or of the Credit Agreement and any other Loan Document shall remain unwaived or unmodified by the terms hereof and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The consent and waiver set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term, provision or Default or Event of Default under the Credit Agreement or of any term of any other Loan Document, instrument or agreement referred to therein or herein or of any further or, except as expressly set forth herein, future transaction or action on the part of Borrowers that would require the consent of the Agents and Lenders under the Credit Agreement or any other Loan Document.

6.	Release. Each Borrower hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Releasees”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower ever had, or now has against any such Releasee which relates, directly or indirectly, to the Credit Agreement or any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

7.	Costs and Expenses. Borrowers agree to pay all reasonable out-of-pocket costs and expenses of each member of the Lender Group (including, without limitation, the reasonable fees and disbursements of outside counsel to each member of the Lender Group) in connection with the preparation, execution and delivery of this Fifth Amendment and all agreements and documents executed in connection herewith and the review of all documents incidental thereto.

8.

Representations and Warranties. Each Borrower represents and warrants to the Lender Group that (a) the execution, delivery, and performance of this Fifth Amendment and the Credit Agreement, as amended hereby, (i) are within its corporate or limited partnership powers, (ii) have been duly authorized by all necessary corporate or limited partnership action on its part, and (iii) are not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority binding on it, or of the terms of its Governing Documents, or of any material contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) each of this Fifth Amendment and the Credit Agreement, as amended hereby, are legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors rights generally); and (c) no Default or Event of Default (other than the Existing Events of Default) has occurred and is continuing on the date hereof or as of the Fifth Amendment Effective Date.

9.	Choice of Law. The validity of this Fifth Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

10.	Counterpart Execution. This Fifth Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Fifth Amendment by signing any such counterpart. Delivery of an executed counterpart of this Fifth Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Fifth Amendment. Any party delivering an executed counterpart of Fifth Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Fifth Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Fifth Amendment.

11.	Effect on Loan Documents.

(a)	The Credit Agreement and each of the other Loan Documents, as amended, modified or waived hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Fifth Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents, and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(b)	Upon and after the effectiveness of this Fifth Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c)	To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Fifth Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d)	This Fifth Amendment is a Loan Document.

12.	Entire Agreement. This Fifth Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature page follows]

IN WITNESS WHEREOF, the parties have entered into this Fifth Amendment as of the date first above written.

BUCA, INC.
a Minnesota corporation

By:	/s/ Kaye R. O’Leary
Title:	Chief Financial Officer

BUCA RESTAURANTS, INC.
a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA TEXAS RESTAURANTS, L.P.
a Texas limited partnership

By:	Buca Restaurants, Inc., its general partner

	By:	/s/ Richard G. Erstad
	Title:	Secretary

BUCA RESTAURANTS 3, INC.
a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA (KANSAS), INC.
a Kansas corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

[SIGNATURE PAGE TO AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT]

BUCA RESTAURANTS 2, INC.
a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

BUCA (MINNEAPOLIS), INC.
a Minnesota corporation

By:	/s/ Richard G. Erstad
Title:	Secretary

[SIGNATURE PAGE TO AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT]

WELLS FARGO FOOTHILL, INC.
a California corporation, as Agent and as a Lender

By:	/s/ Dena Seki
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER FIVE TO CREDIT AGREEMENT]